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FORM 4
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                            Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Nolan            Joseph              P.    |    Province Healthcare Company (PRHC)        |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. I.R.S. Identification| 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (specify|
|                                            |    Person, if an entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |       8/2000       |       Senior Vice President of       |
|   6100 Sears Tower                         |                         |                    |     Acquisitions and Development     |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable Line)            |
|                                            |                         |    (Month/Year)    |   [X] Form filed by One              |
|   Chicago,          IL          60606-6402 |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |   (Instr. 3, 4 and 5)      |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |                            |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  |(A) or| Price  |                   |   (I)       |   ship   |
|                     |                   |       |      |            |(D)   |        |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |      |        |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|  Common Stock       |     8/14/00       |  S    |      |  101,258   |  D   |$43.70  |       5,379       |      D      |          |
|                     |                   |       |      |(See Note 1)|      |  per   |                   |             |          |
|                     |                   |       |      |            |      | share  |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
|---------------------|-------------------|-------|------|------------|------|--------|-------------------|-------------|----------|
|                     |                   |       |      |            |      |        |                   |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF          (Over)
                                                           INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO    SEC 1474 (7-97)
                                                           RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
                                                           CONTROL NUMBER.




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
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Explanation of Responses:

Note 1: Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV") was the direct beneficial owner of 101,258 shares of the issuer's common stock. Golder, Thoma, Cressey, Rauner, Inc. ("GTCR") is the general partner of GTCR IV, L.P., which is the general partner of GTCR Fund IV. The Reporting Person is a principal of GTCR and may be deemed to have an indirect pecuniary interest in the the issuer's common stock directly or indirectly owned by GTCR Fund IV to the extent of the Reporting Person's indirect proportionate general partnership interest in GTCR Fund IV through GTCR. The Reporting Person disclaims beneficial ownership of the shares previously held by GTCR Fund IV. The Reporting Person is the direct beneficial owner of 5,379 shares of the issuer's common stock.

                                                                                     /s/ J. Nolan                            9/8/00
                                                                                     --------------------------------       --------
** Intentional misstatements or omissions of facts constitute Federal Criminal       **Signature of Reporting Person          Date
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this
form are not required to respond unless the form displays a currently valid OMB Number.                                       Page 2
                                                                                                                     SEC 1474 (7-97)
